Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES 2007 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 18, 2008) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its year ended December 31, 2007:

2007 Financial Highlights

•	Diluted earnings per share was $2.19 for the year ended December 31, 2007
•	Total revenues increased 10% over the prior year
•	Non-interest income increased 29% over the prior year
•	Total loans increased 7%, or $36.2 million, from December 31, 2006
•	Total deposits increased 19%, or $66.0 million, from December 31, 2006
•	Return on average assets was 1.18% for the year
•	Return on average equity was 13.46% for the year
•	Book value per share increased to $16.37 at December 31, 2007

The Company today announces that earnings for the fourth quarter ended December 31, 2007 were $.49 per diluted share ($1,318,000), a decrease of 20% from the $.61 per diluted share ($1,739,000) the Company earned during the same quarter in the prior year.  Earnings for the twelve months ended December 31, 2007 were $2.19 per diluted share ($6,100,000), a 3% decrease from the $2.25 per diluted share ($6,509,000) the Company earned in the prior year.

The decline in net income and earnings per share were attributable to three main factors.  First and foremost, the decline in the Company’s net interest margin negatively impacted earnings during the fourth quarter.  This was primarily due to the general decline in interest rates during the period.  The Federal Reserve made interest rate cuts of 1% during the quarter which negatively impacted the Company’s yield on loans which are tied to the prime rate.  Also, the Company continues to experience a highly competitive loan and deposit pricing environment.  Secondly, in planning for future growth, the Company increased its personnel costs during the fiscal year by hiring several key additions to the areas of commercial lending, corporate services, human resources, marketing and internal audit.  Finally, expenses related to audit and compliance increased during the year due to the Company’s initial year of compliance with the Sarbanes-Oxley Act of 2002.

Commenting on 2007 full-year and fourth-quarter results, Shaun Burke, President and CEO, said, “Overall we are pleased with our results for 2007.  The Company produced another strong year of earnings while positioning the Bank for the future. Although we had no direct impact from the subprime meltdown or the significant investment portfolio write-downs affecting the industry, our fourth quarter results reflect the challenging operating environment facing financial institutions today brought about by the unexpected and rapid downturn in the economy.  As indicated above, continued margin compression, higher regulatory costs, and significant competition on both sides of the balance sheet resulted in our decrease in earnings.”

“We continue to make significant investments in human capital, technology, and facilities to support the continuing growth of our franchise, develop new products and services, serve our clients, and build business for the future. In the first half of 2008 we will open two new full-service branches and an Operations Center. Regardless of the economic environment, Guaranty has a solid foundation in place with strong capital, good credit quality, and an excellent team dedicated to serving our customers and building shareholder value,” said Burke.

On August 20, 2007, the Company reinforced its history of enhancing shareholder value by announcing a plan to repurchase up to 350,000 shares of its common stock.  As of December 31, 2007, 89,322 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $29.36 per share.

On December 20, 2007, the Company declared a quarterly cash dividend of $0.18 per share.  This dividend was the 32nd consecutive paid since the Company was formed in December 1997.  During this period the Company paid nine consecutive semi-annual dividends followed by 23 consecutive quarterly dividends.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has eight full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 80 area ATMs and over 700 ATM’s nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,507	$9,547	$37,818	$35,066
Total interest expense	5,342	4,948	20,519	17,386
Provision for loan losses	210	150	840	750
Net interest income after provision for loan losses	3,955	4,449	16,459	16,930
Noninterest income	1,066	1,096	4,883	3,798
Noninterest expense	2,985	2,636	11,842	10,177

Income before income tax	2,036	2,909	9,500	10,551
Income tax expense	718	1,170	3,400	4,042

Net income	$1,318	$1,739	$6,100	$6,509
Net income per share-basic	$0.50	$0.63	$2.25	$2.34
Net income per share-diluted	$0.49	$0.61	$2.19	$2.25

Annualized return on average assets	0.98%	1.36%	1.18%	1.33%
Annualized return on average equity	11.89%	15.30%	13.46%	14.77%
Net interest margin	3.21%	3.72%	3.47%	3.72%

		As of	As of
Financial Condition Data:		31-Dec-07	31-Dec-06

Cash and cash equivalents		$12,046	$14,881
Investments		15,385	8,669

Loans, net of allowance for loan losses 12/31/2007 - $5,963; 12/31/2006 - $5,783		516,242	480,269
Other assets		22,105	21,026
Total Assets		$565,778	$524,845

Deposits		$418,191	$352,230
FHLB advances		76,086	108,000
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		9,849	1,703
Other liabilities		3,500	2,548
Total liabilities		523,091	479,946
Stockholder's equity		42,687	44,899
Total liabilities and stockholder equity		$565,778	$524,845

Book value per share		$16.37	$16.30

Non performing assets		$7,948	$2,748